EXHIBIT 12.1


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                                         THE CHARLES SCHWAB CORPORATION

                               Computation of Ratio of Earnings to Fixed Charges
                                    (Dollar amounts in thousands, unaudited)


                                                                                             Three Months Ended
                                                                                                 March 31,
                                                                                             1999          1998
                                                                                             ----          ----


Earnings before taxes on income                                                            $ 236,092     $ 112,334
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Fixed charges
   Interest expense - customer                                                               155,000       137,672
   Interest expense - other                                                                   18,545        17,923
   Interest portion of rental expense                                                          9,255         7,399
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   Total fixed charges (A)                                                                   182,800       162,994
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Earnings before taxes on income and fixed charges (B)                                      $ 418,892     $ 275,328
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Ratio of earnings to fixed charges (B) divided by (A)*                                           2.3           1.7
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Ratio of earnings to fixed charges excluding customer interest expense**                         9.5           5.4
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*    The  ratio  of  earnings  to  fixed  charges  is  calculated  in a manner consistent with SEC requirements.  For such purposes, "earnings" consist of earnings before taxes on income and fixed charges.  "Fixed charges" consist of  interest  expense  incurred  on payable to  customers,  borrowings  and one-third of rental expense, which is estimated to be representative of the interest factor.

** Because interest expense incurred in connection with payable to customers is completely offset by interest revenue on related investments and margin loans, the Company considers such interest to be an operating expense. Accordingly, the ratio of earnings to fixed charges excluding customer interest expense reflects the elimination of such interest expense as a fixed charge.
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